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                                  EXHIBIT 23.3
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         [LETTERHEAD OF FELDMAN FINANCIAL ADVISORS, INC. APPEARS HERE]


November 17, 1997


Board of Trustees
Brookline Savings Bank
160 Washington Street
Brookline, Massachusetts  02147


Gentlemen:

We hereby consent to the use of our name and summary of our valuation opinion, as referenced in the Application for Approval of Reorganization (the "Application") filed by Brookline Savings Bank (the "Bank") with the Massachusetts Division of Banks and the Federal Deposit Insurance Corporation, regarding the estimated aggregate pro forma market value of the Bank in connection with its reorganization from mutual to stock form and simultaneous offering for sale of a minority ownership interest of shares of common stock by Brookline Bancorp, Inc. (the "Holding Company").

We also consent to reference in the Application the summary of our opinion as to the value of subscription rights granted by the Bank. We further consent to the use of our name and summary opinions as noted above in the Registration Statement and Prospectus filed by the Holding Company with the Securities and Exchange Commission.

Sincerely,


/s/ Feldman Financial Advisors, Inc.
FELDMAN FINANCIAL ADVISORS, INC.